ACQUISITION AGREEMENT AND PLAN OF MERGER

DATED AS OF MARCH 31, 2004

BY AND AMONG

LEFT RIGHT MARKETING TECHNOLOGY, INC., a Delaware corporation,

LEFT RIGHT MARKETING & TECHNOLOGY, INC., a Nevada corporation

AND

CRAZY GRAZER, LLC, a Nevada limited liability company

Exhibit A - Rights and Preferences of LRMK Series A Convertible Preferred Stock

[To be attached at or prior to Closing]

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this "Agreement"), dated as of March 31, 2004, is by and among Left Right Marketing Technology, Inc., a Delaware corporation ("LRMK"), Left Right Marketing & Technology, Inc., a Nevada corporation and wholly owned subsidiary of LRMK ("MERGER SUB") and Crazy Grazer, LLC, a Nevada limited liability company ("CRAZYGRAZER").

Whereas, the Boards of Directors of LRMK and MERGER SUB, and the Managing Member of CRAZYGRAZER each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is fair to their respective stockholders/members and in the best interests of such stockholders/members and (ii) approved the Merger in accordance with this Agreement;

Whereas, LRMK, MERGER SUB and CRAZYGRAZER desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

Now, therefore, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, LRMK, MERGER SUB and CRAZYGRAZER hereby agree as follows:

ARTICLE I

The Merger

Section 1.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Nevada (the "NGCL"), MERGER SUB shall be merged with and into CRAZYGRAZER (the "Merger"). Following the Merger, CRAZYGRAZER shall continue as the surviving corporation (the "Surviving Corporation"), shall continue to be governed by the laws of the jurisdiction of its incorporation or organization and the separate corporate existence of MERGER SUB shall cease. CRAZYGRAZER shall continue its existence as a wholly owned subsidiary of LRMK.

Section 1.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the "Merger Certificate") shall be duly executed and acknowledged by each of CRAZYGRAZER, MERGER SUB and LRMK, and thereafter the Merger Certificate reflecting the Merger shall be delivered to the Secretary of State of the State of Nevada for filing pursuant to the NGCL on the Closing Date (as defined in Section 1.3). The Merger shall become effective at such time as a properly executed and certified copy of the Merger Certificate is duly filed by the Secretary of State of the State of Nevada in accordance with the NGCL or such later time as the parties may agree upon and set forth in the Merger Certificate (the time at which the Merger becomes effective shall be referred to herein as the "Effective Time").

Section 1.3. Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Article 5 (the "Closing Date"), at the offices of Securities Law Institute, 770 East Warm Springs Road, Suite 250, Las Vegas, Nevada, unless another time, date or place is agreed to in writing by the parties hereto.

Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the NGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers of MERGER SUB shall vest in the Surviving Corporation, and all debts, liabilities and duties of MERGER SUB shall become the debts, liabilities and duties of the Surviving Corporation. Concurrently, CRAZYGRAZER shall remain a wholly owned subsidiary of LRMK.

Section 1.5. Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Organization and Operating Agreement of CRAZYGRAZER in the respective forms delivered by CRAZYGRAZER to LRMK prior to the date of this Agreement will be the Articles of Organization and Operating Agreement of the Surviving Corporation.

Section 1.6. Board of Directors and Officers.

(a) Board of Directors of MERGER SUB. At or prior to the Effective Time, LRMK agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of MERGER SUB to be one (1) person and (ii) to cause Mark Newburg to be elected as the sole director of MERGER SUB.

(b) Board of Directors of LRMK. At or prior to the Effective Time, each of CRAZYGRAZER and LRMK agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of LRMK to be four (4) persons and (ii) to cause Richard M. "Mick" Hall, Mark Newburg and Arnoldo "Arnie" Galassi (the "LRMK Designees") and Eugene R. "Rock" Newman (the "CRAZYGRAZER Designee") to be elected as directors of LRMK. If the CRAZYGRAZER Designee, shall decline or be unable to serve as a director prior to the Effective Time, CRAZYGRAZER shall nominate another person to serve in such person's stead, which such person shall be subject to approval of the other party. From and after the Effective Time, and until successors are duly elected or appointed and qualified in accordance with applicable law, Richard "Mick" Hall shall be Chief Executive Officer and President, Eugene "Rock" Newman shall be Chairman, Mark Newburg shall be Chief Operating Officer and Senior Vice President, Arnoldo "Arnie" Galassi shall be Chief Financial Officer and Heather Hall shall be Secretary and Treasurer of LRMK.

Section 1.7. Conversion of Shares.

(a) At the Effective Time, each membership interest of CRAZYGRAZER (individually a "CRAZYGRAZER Share" and collectively, the "CRAZYGRAZER Shares") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of CRAZYGRAZER, LRMK, MERGER SUB or the holder thereof, be canceled and converted into the right to receive, upon the surrender of the certificate formerly representing such share, Nine Hundred Fifty Thousand (950,000) shares of LRMK's Series A Convertible Preferred Stock, par value $0.001 per share. The rights, preferrences and conversion terms of the Preferred Stock will be set forth in a Certificate of Designation to be filed with the Delaware Secretary of State prior to Closing of the Merger and shall be filed as an Exhibit to the LRMK Form 8-K to be filed upon Closing. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of LRMK Common or Preferred Stock, or CRAZYGRAZER Shares are changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or similar transaction, the number of shares of LRMK Common Stock into which each share of CRAZYGRAZER will be converted as a result of the Merger will be adjusted appropriately.

(b) CRAZYGRAZER hereby acknowledges that (i) the LRMK Shares have not been and will not be registered under the Securities Act of 1933 ("1933 Act") or under the securities laws of any state and, therefore, the LRMK Shares cannot be resold unless they are subsequently registered under said laws or exemptions from such registrations are available; and (ii) the transferability of the Shares is restricted and that a legend shall be placed on the certificates representing the securities substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO SUCH SHARES, OR AN OPINION SATISFACTORY TO THE ISSUER AND ITS COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

Section 1.8. Exchange of Certificates.

(a) Prior to the Effective Time, LRMK shall enter into an agreement with, and shall deposit with, Securities Law Institute, or such other agent or agents as may be satisfactory to LRMK and CRAZYGRAZER (the "Exchange Agent"), for the benefit of the holders of CRAZYGRAZER Shares, for exchange through the Exchange Agent in accordance with this Article I: (i) certificates representing the appropriate number of LRMK Shares to be issued to holders of CRAZYGRAZER Shares issuable pursuant to Section 1.7 in exchange for outstanding CRAZYGRAZER Shares.

(b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding CRAZYGRAZER Shares (the "Certificates") whose shares were converted into the right to receive LRMK Shares pursuant to Section 1.7: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as CRAZYGRAZER and LRMK may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing LRMK Shares. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefore a certificate representing that number of whole LRMK Shares and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of CRAZYGRAZER Shares which are not registered in the transfer records of CRAZYGRAZER, a certificate representing the proper number of LRMK Shares may be issued to a transferee if the Certificate representing such CRAZYGRAZER Shares is presented to the Exchange Agent accompanied by all documents required by the Exchange Agent or LRMK to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes have been paid. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing LRMK Shares as contemplated by this Section 1.8.

(c) No dividends or other distributions declared or made after the Effective Time with respect to LRMK Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the LRMK Shares represented thereby until the holder of record of such Certificate shall surrender such Certificate.

(d) In the event that any Certificate for CRAZYGRAZER Shares or LRMK Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof such LRMK Shares as may be required pursuant to this Agreement; provided, however, that LRMK or the Exchange Agent, may, in its respective discretion, require the delivery of a suitable bond, opinion or indemnity.

(e) All LRMK Shares issued upon the surrender for exchange of CRAZYGRAZER Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such CRAZYGRAZER Shares. There shall be no further registration of transfers on the stock transfer books of either of CRAZYGRAZER or LRMK of the CRAZYGRAZER Shares or LRMK Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to LRMK for any reason, they shall be canceled and exchanged as provided in this Article I.

(f) No fractional LRMK Shares shall be issued in the Merger, but in lieu thereof each holder of CRAZYGRAZER Shares otherwise entitled to a fractional LRMK Share shall, upon surrender of its, his or her Certificate or Certificates, be entitled to receive an additional share to round up to the nearest round number of shares.

Section 1.9. Stock Options. At the Effective Time, each outstanding option to purchase CRAZYGRAZER Shares, if any (a "CRAZYGRAZER Stock Option" or collectively, "CRAZYGRAZER Stock Options") issued pursuant to any CRAZYGRAZER Stock Option Plan or CRAZYGRAZER Long Term Incentive Plan whether vested or unvested, shall be cancelled.

Section 1.10. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, CRAZYGRAZER or LRMK reasonably determines that any deeds, assignments, or instruments or confirmations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest LRMK with full right, title and possession to all assets, property, rights, privileges, powers and franchises of CRAZYGRAZER, the officers and directors of LRMK and CRAZYGRAZER are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

ARTICLE 2

Representations and Warranties of LRMK

Except as set forth on the Disclosure Schedule delivered by LRMK and MERGER SUB to CRAZYGRAZER (the "LRMK Disclosure Schedule"), LRMK and MERGER SUB hereby represent and warrant to CRAZYGRAZER as follows:

Section 2.1. Organization and Qualification.

(a) Each of LRMK and MERGER SUB is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on LRMK. When used in connection with LRMK, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of LRMK, other than any change or effect arising out of general economic conditions unrelated to any business in which LRMK is engaged, or (ii) that may impair the ability of LRMK to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) LRMK has heretofore delivered to CRAZYGRAZER accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of LRMK. Except as set forth on Schedule 2.1 of the LRMK Disclosure Schedule, LRMK is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on LRMK.

Section 2.2. Capitalization of LRMK.

(a) The authorized capital stock of LRMK consists of: (i) One Hundred Million (100,000,000) LRMK Common Shares, par value $0.001 per share, of which, as of September 30, 2003 approximately Forty-Two Million Four Hundred Fifty-Six Thousand Two Hundred Twelve (42,456,212) LRMK Shares were issued and outstanding, (ii) Twenty-Five Million (25,000,000) LRMK Preferred Shares, par value $0.001 per share, of which, as of March 15, 2004 there were no preferred shares outstanding, and no LRMK Shares were held in treasury. The authorized capital stock of MERGER SUB consists of Fifty Million (50,000,000) shares of common stock ("MERGER SUB Shares"), of which, as of the date of this Agreement, 1,000,000 shares were issued and outstanding. All of the outstanding LRMK Shares and MERGER SUB Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. Except as set forth herein, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of LRMK or MERGER SUB, (ii) securities of LRMK convertible into or exchangeable for shares of capital stock or voting securities of LRMK or MERGER SUB, (iii) options or other rights to acquire from LRMK or MERGER SUB and, except as described in the LRMK SEC Reports (as defined below), no obligations of LRMK or MERGER SUB to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of LRMK or MERGER SUB, and (iv) equity equivalents, interests in the ownership or earnings of LRMK or MERGER SUB or other similar rights (collectively, "LRMK Securities"). As of the date hereof, except as set forth on Schedule 2.2(a) of the LRMK Disclosure Schedule there are no outstanding obligations of LRMK or its subsidiaries to repurchase, redeem or otherwise acquire any LRMK Securities or stockholder agreements, voting trusts or other agreements or understandings to which LRMK is a party or by which it is bound relating to the voting or registration of any shares of capital stock of LRMK. For purposes of this Agreement, "Lien"; means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(b) The LRMK Shares constitute the only class of equity securities of LRMK registered or required to be registered under the Exchange Act.

(c) Other than its 100% ownership of MERGER SUB, LRMK does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity, other than as specifically disclosed in the disclosure documents.

Section 2.3. Authority Relative to this Agreement; Recommendation.

(a) LRMK and MERGER SUB have all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of LRMK (the "LRMK Board") and the Board of Directors of MERGER SUB and no other corporate proceedings on the part of LRMK or MERGER SUB are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 2.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding MERGER SUB Shares. This Agreement has been duly and validly executed and delivered by LRMK and MERGER SUB and constitutes a valid, legal and binding agreement of LRMK and MERGER SUB, enforceable against LRMK and MERGER SUB in accordance with its terms.

(b) The LRMK Board has resolved to recommend that LRMK, the sole stockholder of MERGER SUB, approve and adopt this Agreement. The approval of LRMK's stockholder's is not required for approval and adoption of this Agreement.

Section 2.4. SEC Reports; Financial Statements.

(a) Except for the Information Statement on Schedule 14C/A filed on March 5, 2004, which is to be amended by LRMK post Closing, LRMK has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since the filing of its S-18, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. LRMK has heretofore delivered or promptly will deliver prior to the Effective Date to CRAZYGRAZER, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its Annual Reports on Form 10-KSB for the fiscal years ended June 30, 2003 and December 31, 2003 (Transition period Report), (ii) all definitive proxy statements relating to LRMK's meetings of stockholders (whether annual or special) held since January 1, 2003, if any, and (iii) all other reports or registration statements filed by LRMK with the SEC since January 1, 2003 (all of the foregoing, collectively, the "LRMK SEC Reports"). None of such LRMK SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of LRMK included in the LRMK SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of LRMK as of the dates thereof and its results of operations and changes in financial position for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the LRMK SEC Reports have been so filed.

(b) LRMK has heretofore made available or promptly will make available to CRAZYGRAZER a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by LRMK with the SEC pursuant to the Exchange Act. LRMK anticipates the filing of an amendment to the Schedule 14C/A originally filed on March 5, 2004.

Section 2.5. Information Supplied. None of the information supplied or to be supplied by LRMK for inclusion or incorporation by reference in connection with the Merger will at the date filed with the SEC and made available to stockholders of LRMK, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 2.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1916, as amended (the "HSR Act"), the rules of the National Association of Securities Dealers, Inc. ("NASD"), the filing and recordation of the Merger Certificate as required by the NGCL, and as set forth on Schedule 2.6 of the LRMK Disclosure Schedule no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by LRMK and MERGER SUB of this Agreement or the consummation by LRMK and MERGER SUB of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on LRMK or MERGER SUB.

Except as set forth in Section 2.6 of the LRMK Disclosure Schedule, neither the execution, delivery and performance of this Agreement by LRMK and MERGER SUB nor the consummation by LRMK or MERGER SUB of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of LRMK or MERGER SUB, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which LRMK is a party or by which any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to LRMK or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on LRMK or MERGER SUB.

Section 2.7. No Default. Except as set forth in Section 2.7 of the LRMK Disclosure Schedule, LRMK nor MERGER SUB is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which LRMK is now a party or by which any of its respective properties or assets may be bound or (iii) any order, writ injunction, decree, law, statute, rule or regulation applicable to LRMK or any of its respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on LRMK or MERGER SUB. Except as set forth in Section 2.7 of the LRMK Disclosure Schedule, each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which LRMK is now a party or by which its respective properties or assets may be bound that is material to LRMK or MERGER SUB and that has not expired is in full force and effect and is not subject to any material default thereunder of which LRMK or MERGER SUB is aware by any party obligated to LRMK thereunder.

Section 2.8. No Undisclosed Liabilities; Absence of Changes. Except as set forth in Section 2.8 of the LRMK Disclosure Schedule and except as and to the extent publicly disclosed by LRMK in the LRMK SEC Reports, as of September 30, 2003, LRMK does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of LRMK (including the notes thereto) or which would have a Material Adverse Effect on LRMK. Except as publicly disclosed by LRMK, since September 30, 2003, LRMK has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to LRMK having or which reasonably could be expected to have, a Material Adverse Effect on LRMK. Except as and to the extent publicly disclosed by LRMK in the LRMK SEC Reports and except as set forth in Section 2.8 of the LRMK Disclosure Schedule, since September 30, 2003, there has not been (i) any material change by LRMK in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by LRMK of any of its assets having a Material Adverse Effect on LRMK, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.1 of this Agreement had such action or event occurred after the date of this Agreement.

Section 2.9. Litigation. Except as publicly disclosed by LRMK in the LRMK SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of LRMK, threatened against LRMK or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on LRMK or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by LRMK in the LRMK SEC Reports, LRMK is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on LRMK or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section 2.10. Compliance with Applicable Law. Except as publicly disclosed by LRMK in the LRMK SEC Reports, LRMK holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the `'LRMK Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on LRMK. Except as publicly disclosed by LRMK in the LRMK SEC Reports, LRMK is in compliance with the terms of the LRMK Permits, except where the failure so to comply would not have a Material Adverse Effect on LRMK. Except as publicly disclosed by LRMK in the LRMK SEC Reports, the business of LRMK is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws (as defined in Section 2.12 below) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on LRMK. Except as publicly disclosed by LRMK in the LRMK SEC Reports and the letter received from the SEC regarding the deficiency of information contained in the Schedule 14C, no investigation or review by any Governmental Entity with respect to LRMK is pending or, to the knowledge of LRMK, threatened, nor, to the knowledge of LRMK, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which LRMK reasonably believes will not have a Material Adverse Effect on LRMK.

Section 2.11. Employee Benefit Plans; Labor Matters.

(a) Except as set forth in Section 2.11(a) of the LRMK Disclosure Schedule with respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to at any time by LRMK or any entity required to be aggregated with LRMK pursuant to Section 414 of the Code (each, a "LRMK Employee Plan"), no event has occurred and to the knowledge of LRMK, no condition or set of circumstances exists in connection with which LRMK could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on LRMK.

(b) (i) No LRMK Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each LRMK Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

(c) Section 2.11(c) of the LRMK Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any LRMK Stock Options, together with the number of LRMK Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 2.11(c) of the LRMK Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. LRMK has furnished CRAZYGRAZER with complete copies of the plans pursuant to which the LRMK Stock Options were issued. Other than the automatic vesting of LRMK Stock Options that may occur without any action on the part of LRMK or its officers or directors, LRMK has not taken any action that would result in any LRMK Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) LRMK has made available to CRAZYGRAZER (i) a description of the terms of employment and compensation arrangements of all officers of LRMK and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating LRMK to make annual cash payments in an amount exceeding $100,000; (iii) a schedule listing all officers of LRMK who have executed a non-competition agreement with LRMK and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of LRMK with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of LRMK with or relating to its employees which contain change in control provisions all of which are set forth in Section 2.11(d) of the LRMK Disclosure Schedule.

(e) There shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any LRMK Employee Plan or any agreement or arrangement disclosed under this Section 2.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

(f) There are no controversies pending or, to the knowledge of LRMK, threatened, between LRMK and any of their employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on LRMK. Neither LRMK nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by LRMK or any of its subsidiaries (and neither LRMK nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does LRMK know of any activities or proceedings of any labor union to organize any of its or employees. LRMK has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof, by or with respect to any of its employees.

Section 2.12. Environmental Laws and Regulations.

(a) Except as publicly disclosed by LRMK in the LRMK SEC Reports, (i) LRMK is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that would not have a Material Adverse Effect on LRMK, which compliance includes, but is not limited to, the possession by LRMK of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) LRMK has not received written notice of, or, to the knowledge of LRMK, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") that could reasonably be expected to have a Material Adverse Effect on LRMK; and (iii) to the knowledge of LRMK, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

(b) Except as publicly disclosed by LRMK, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on LRMK that are pending or, to the knowledge of LRMK, threatened against LRMK or, to the knowledge of LRMK, against any person or entity whose liability for any Environmental Claim LRMK has or may have retained or assumed either contractually or by operation of law.

Section 2.13. Tax Matters.

(a) Except as set forth in Section 2.13 of the LRMK Disclosure Schedule: (i) LRMK has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of LRMK and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to LRMK have been paid in full or have been provided for in accordance with GAAP on LRMK's most recent balance sheet which is part of the LRMK SEC Documents. (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to LRMK; (iv) to the knowledge of LRMK none of the Tax Returns of or with respect to LRMK is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to LRMK which has not been abated or paid in full.

(b) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) "Tax Return" shall mean any report, return, documents declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

Section 2.14. Title to Property. LRMK has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on LRMK; and, to LRMK's knowledge, all leases pursuant to which LRMK leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of LRMK, under any of such leases, any existing material default or event of default (or event which with notice of lapse of time, or both, would constitute a default and in respect of which LRMK has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event, would not have a Material Adverse Effect on LRMK.

Section 2.15. Intellectual Property.

(a) LRMK owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefor that are material to its business as currently conducted (the "LRMK Intellectual Property Rights").

(b) The validity of the LRMK Intellectual Property Rights and the title thereto of LRMK is not being questioned in any litigation to which LRMK is a party.

(c) Except as set forth in Section 2.15(c) of the LRMK Disclosure Schedule, the conduct of the business of LRMK as now conducted does not, to LRMK's knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any LRMK Intellectual Property Rights.

(d) LRMK has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where LRMK has elected to rely on patent or copyright protection in lieu of trade secret protection.

Section 2.16. Insurance. LRMK currently does not maintain general liability and other business insurance.

Section 2.17. Vote Required. The affirmative vote of the holders of at least a majority of the outstanding MERGER SUB Shares is the only vote of the holders of any class or series of MERGER SUB's capital stock necessary to approve and adopt this Agreement and the Merger.

Section 2.18. Tax Treatment of the Merger. The parties intend that for U.S. federal income tax purposes the Merger be treated as a taxable purchase by LRMK of CRAZYGRAZER Membership Interests owned by the Members in exchange for shares of LRMK's Preferred Stock. For these purposes, and all other U.S. federal income tax purposes, the parties agree that LRMK's Preferred Stock subject to the conversion and redemption provisions set forth in the terms and conditions of the Series A Convertible Preferred Stock received by the Members in the Merger shall be valued for all U.S. federal income tax purposes at 100% of the redemtion value of the Preferred Stock on the Closing Date.

Section 2.19. Affiliates. Except for the Principal LRMK Stockholders ("PCS") and the directors and executive officers of LRMK, each of whom is listed in Section 2.19 of the LRMK Disclosure Schedule, there are no persons who, to the knowledge of LRMK, may be deemed to be affiliates of LRMK under Rule 1-02(b) of Regulation S-X of the SEC (the "LRMK Affiliates").

Section 2.20. Certain Business Practices. None of LRMK or MERGER SUB or any directors, officers, agents or employees of LRMK or MERGER SUB has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or (iii) made any other unlawful payment.

Section 2.21. Insider Interests. Except as set forth in Section 2.21 of the LRMK Disclosure Schedule, none of the PCS's nor any officer or director of LRMK has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or LRMK Intellectual Property Rights, used in or pertaining to the business of LRMK, except for the ordinary rights of a stockholder or employee stock option holder.

Section 2.22. Opinion of Financial Adviser. No advisers, as of the date hereof, have delivered to the LRMK Board a written opinion to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of LRMK Shares.

Section 2.23. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of LRMK or MERGER SUB.

Section 2.24. Disclosure. No representation or warranty of LRMK or MERGER SUB in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to CRAZYGRAZER pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

Section 2.25. No Existing Discussions. As of the date hereof, other than the Hall Communications merger, LRMK is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 4.4).

Section 2.26. Material Contracts.

(a) LRMK and MERGER SUB has delivered or otherwise made available to CRAZYGRAZER true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which LRMK and MERGER SUB are a party affecting the obligations of any party thereunder) to which LRMK or MERGER SUB is a party or by which any of its properties or assets are bound that are, material to the business, properties or assets of LRMK or MERGER SUB taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of LRMK or MERGER SUB taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which LRMK is a party involving employees of LRMK); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise entered into since June 30, 2003; (vi) contracts or agreements with any Governmental Entity, and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 4.1 hereof, the "LRMK Contracts"). LRMK or MERGER SUB is not a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

(b) Each of the LRMK Contracts is valid and enforceable in accordance with its terms, and there is no default under any LRMK Contract so listed either by LRMK or MERGER SUB or, to the knowledge of LRMK or MERGER SUB, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by LRMK or MERGER SUB or, to the knowledge of LRMK or MERGER SUB, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on LRMK or MERGER SUB.

(c) No party to any such LRMK Contract has given notice to LRMK of or made a claim against LRMK or MERGER SUB with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on LRMK or MERGER SUB.

ARTICLE 3

Representations and Warranties of CRAZYGRAZER

Except as set forth on the Disclosure Schedule delivered by CRAZYGRAZER to LRMK (the "CRAZYGRAZER Disclosure Schedule"), CRAZYGRAZER hereby represents and warrants to LRMK as follows:

Section 3.1. Organization and Qualification.

(a) Each of CRAZYGRAZER and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on CRAZYGRAZER. When used in connection with CRAZYGRAZER, the term "Material Adverse Effect'' means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of CRAZYGRAZER and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which CRAZYGRAZER and its subsidiaries are engaged, or (ii) that may impair the ability of CRAZYGRAZER to consummate the transactions contemplated hereby.

(b) CRAZYGRAZER has heretofore delivered to LRMK accurate and complete copies of the Articles of Organization and Operating Agreement (or similar governing documents), as currently in effect, of CRAZYGRAZER. Each of CRAZYGRAZER and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on CRAZYGRAZER.

Section 3.2. Membership Interests of CRAZYGRAZER.

(a) As of the Effective Date, Richard M. "Mick" Hall will be the sole Member of CRAZYGRAZER. As of the date of this Agreement, CRAZYGRAZER has no Membership Interests reserved for issuance and no obligation to admit any other person as a Member. All the outstanding CRAZYGRAZER Membership Interests are duly authorized and validly issued and were not issued in violation of any subscriptive or preemptive rights. There are no other CRAZYGRAZER Membership Interests authorized, issued or outstanding and there are no preemptive rights or any outstanding Rights of CRAZYGRAZER or any of its Subsidiaries of any character relating to the issued or unissued securities of CRAZYGRAZER (including those relating to the issuance, sale, purchase, redemption, conversion, exchange, redemption, voting or transfer thereof). Since January 1, 2004 and until the date hereof, no dividend or other distribution has been paid on or in respect of CRAZYGRAZER Membership Interests.

Immediately after Effective Time, LRMK shall own all of the Membership Interests of CRAZYGRAZER.

(b) Except as set forth in Section 3.2(b) of the CRAZYGRAZER Disclosure Schedule, CRAZYGRAZER is the record and beneficial owner of all of the issued and outstanding securities of its subsidiaries.

Section 3.3. Authority Relative to this Agreement; Recommendation.

(a) CRAZYGRAZER has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Managing Member of CRAZYGRAZER (the "CRAZYGRAZER Board"), and no other corporate proceedings on the part of CRAZYGRAZER are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 3.17, the approval and adoption of this Agreement by all of the holders of the then outstanding CRAZYGRAZER Shares. This Agreement has been duly and validly executed and delivered by CRAZYGRAZER and constitutes a valid, legal and binding agreement of CRAZYGRAZER, enforceable against CRAZYGRAZER in accordance with its terms.

(b) The CRAZYGRAZER Board has resolved to recommend that the Members of CRAZYGRAZER approve and adopt this Agreement.

Section 3.4. SEC Reports; Financial Statements. CRAZYGRAZER is not required to file forms, reports and documents with the SEC. Audited financial statements for CRAZYGRAZER from inception, prepared in accordance with GAAP, shall be provided by CRAZYGRAZER to LRMK prior to Closing of the Merger.

Section 3.5. Information Supplied. None of the information supplied or to be supplied by CRAZYGRAZER for inclusion or incorporation by reference to the 8-K will, at the time the 8-K is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 3.6. Consents and Approvals; No Violations. Except as set forth in Section 3.6 of the CRAZYGRAZER Disclosure Schedule, and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the rules of the NASD, and the filing and recordation of the Merger Certificate as required by the NGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by CRAZYGRAZER of this Agreement or the consummation by CRAZYGRAZER of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on CRAZYGRAZER.

Neither the execution, delivery and performance of this Agreement by CRAZYGRAZER nor the consummation by CRAZYGRAZER of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Organization or Operating Agreement (or similar governing documents) of CRAZYGRAZER or any of CRAZYGRAZER's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which CRAZYGRAZER or any of CRAZYGRAZER's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to CRAZYGRAZER or any of CRAZYGRAZER's subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on CRAZYGRAZER.

Section 3.7. No Default. None of CRAZYGRAZER or any of its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Organization or Operating Agreement (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which CRAZYGRAZER or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to CRAZYGRAZER, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on CRAZYGRAZER. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which CRAZYGRAZER or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound that is material to CRAZYGRAZER and its subsidiaries taken as a whole and that has not expired is in full force and effect and is not subject to any material default thereunder of which CRAZYGRAZER is aware by any party obligated to CRAZYGRAZER or any subsidiary thereunder.

Section 3.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent disclosed by CRAZYGRAZER, none of CRAZYGRAZER or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of CRAZYGRAZER and its consolidated subsidiaries (including the notes thereto) or which would have a Material Adverse Effect on CRAZYGRAZER. Except as disclosed by CRAZYGRAZER, none of CRAZYGRAZER or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to CRAZYGRAZER or its subsidiaries having or which could reasonably be expected to have, a Material Adverse Effect on CRAZYGRAZER. Except as and to the extent disclosed by CRAZYGRAZER there has not been (i) any material change by CRAZYGRAZER in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by CRAZYGRAZER of any of its assets having a Material Adverse Effect on CRAZYGRAZER, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.2 of this Agreement had such action or event occurred after the date of this Agreement.

Section 3.9. Litigation. Except as set forth in Schedule 3.9 of the CRAZYGRAZER Disclosure Schedule there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of CRAZYGRAZER, threatened against CRAZYGRAZER or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on CRAZYGRAZER or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed by CRAZYGRAZER, none of CRAZYGRAZER or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on CRAZYGRAZER or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section 3.10. Compliance with Applicable Law. Except as disclosed by CRAZYGRAZER, CRAZYGRAZER and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "CRAZYGRAZER Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on CRAZYGRAZER. Except as disclosed by CRAZYGRAZER, CRAZYGRAZER and its subsidiaries are in compliance with the terms of the CRAZYGRAZER Permits, except where the failure so to comply would not have a Material Adverse Effect on CRAZYGRAZER. Except as disclosed by CRAZYGRAZER, the businesses of CRAZYGRAZER and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 3.10 with respect to Environmental Laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on CRAZYGRAZER. Except as disclosed by CRAZYGRAZER no investigation or review by any Governmental Entity with respect to CRAZYGRAZER or its subsidiaries is pending or, to the knowledge of CRAZYGRAZER, threatened, nor, to the knowledge of CRAZYGRAZER, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which CRAZYGRAZER reasonably believes will not have a Material Adverse Effect on CRAZYGRAZER.

Section 3.11. Employee Benefit Plans; Labor Matters.

(a) With respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA), maintained or contributed to at any time by CRAZYGRAZER, any of its subsidiaries or any entity required to be aggregated with CRAZYGRAZER or any of its subsidiaries pursuant to Section 414 of the Code (each, a "CRAZYGRAZER Employee Plan"), no event has occurred and, to the knowledge of CRAZYGRAZER, no condition or set of circumstances exists in connection with which CRAZYGRAZER or any of its subsidiaries could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on CRAZYGRAZER.

(b) (i) No CRAZYGRAZER Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each CRAZYGRAZER Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

(c) CRAZYGRAZER has made available to LRMK (i) a description of the terms of employment and compensation arrangements of all officers of CRAZYGRAZER and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating CRAZYGRAZER to make annual cash payments in an amount exceeding $100,000; (iii) a schedule listing all officers of CRAZYGRAZER who have executed a non-competition agreement with CRAZYGRAZER and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of CRAZYGRAZER with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of the CRAZYGRAZER with or relating to its employees which contain change in control provisions.

(d) Except as disclosed in Section 3.11(d) of the CRAZYGRAZER Disclosure Schedule there shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any CRAZYGRAZER Employee Plan or any agreement or arrangement disclosed under this Section 3.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

(e) There are no controversies pending or, to the knowledge of CRAZYGRAZER threatened, between CRAZYGRAZER or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on CRAZYGRAZER. Neither CRAZYGRAZER nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by CRAZYGRAZER or any of its subsidiaries (and neither CRAZYGRAZER nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does CRAZYGRAZER know of any activities or proceedings of any labor union to organize any of its or any of its subsidiaries' employees. CRAZYGRAZER has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof by or with respect to any of its or any of its subsidiaries' employees.

Section 3.12. Environmental Laws and Regulations.

(a) Except as disclosed by CRAZYGRAZER, (i) each of CRAZYGRAZER and its subsidiaries is in material compliance with all Environmental Laws, except for non-compliance that would not have a Material Adverse Effect on CRAZYGRAZER, which compliance includes, but is not limited to, the possession by CRAZYGRAZER and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) none of CRAZYGRAZER or its subsidiaries has received written notice of, or, to the knowledge of CRAZYGRAZER, is the subject of, any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on CRAZYGRAZER; and (iii) to the knowledge of CRAZYGRAZER, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

(b) Except as disclosed by CRAZYGRAZER, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on CRAZYGRAZER that are pending or, to the knowledge of CRAZYGRAZER, threatened against CRAZYGRAZER or any of its subsidiaries or, to the knowledge of CRAZYGRAZER, against any person or entity whose liability for any Environmental Claim CRAZYGRAZER or its subsidiaries has or may have retained or assumed either contractually or by operation of law.

Section 3.13. Tax Matters. Except as set forth in Section 3.13 of the CRAZYGRAZER Disclosure Schedule: (i) CRAZYGRAZER and each of its subsidiaries has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns with respect to Taxes of CRAZYGRAZER and each of its subsidiaries and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to CRAZYGRAZER and each of its subsidiaries have been paid in full or have been provided for in accordance with GAAP on CRAZYGRAZER's most recent balance sheet which is part of the CRAZYGRAZER SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to CRAZYGRAZER or its subsidiaries; (iv) to the knowledge of CRAZYGRAZER none of the Tax Returns of or with respect to CRAZYGRAZER or any of its subsidiaries is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to CRAZYGRAZER or any of its subsidiaries which has not been abated or paid in full.

Section 3.14. Title to Property. CRAZYGRAZER and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on CRAZYGRAZER; and, to CRAZYGRAZER's knowledge, all leases pursuant to which CRAZYGRAZER or any of its subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of CRAZYGRAZER, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which CRAZYGRAZER or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on CRAZYGRAZER.

Section 3.15. Intellectual Property.

(a) Each of CRAZYGRAZER and its subsidiaries owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, services marks, copyrights, trade secrets, and applications therefor that are material to its business as currently conducted (the "CRAZYGRAZER Intellectual Property Rights").

(b) Except as set forth in Section 3.15(b) of the CRAZYGRAZER Disclosure Schedule the validity of the CRAZYGRAZER Intellectual Property Rights and the title thereto of CRAZYGRAZER or any subsidiary, as the case may be, is not being questioned in any litigation to which CRAZYGRAZER or any subsidiary is a party.

(c) The conduct of the business of CRAZYGRAZER and its subsidiaries as now conducted does not, to CRAZYGRAZER's knowledge, infringe any valid patents, trademarks, tradenames, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any CRAZYGRAZER Intellectual Property Rights.

(d) Each of CRAZYGRAZER and its subsidiaries has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where CRAZYGRAZER has elected to rely on patent or copyright protection in lieu of trade secret protection.

Section 3.16. Insurance. CRAZYGRAZER and its subsidiaries maintain general liability and other business insurance that CRAZYGRAZER believes to be reasonably prudent for its business.

Section 3.17. Vote Required. The affirmative vote of all holders of CRAZYGRAZER Shares is the only vote of the holders of membership interests of CRAZYGRAZER necessary to approve and adopt this Agreement and the Merger.

Section 3.18. Tax Treatment. Neither CRAZYGRAZER nor, to the knowledge of CRAZYGRAZER, any of its affiliates has taken or agreed to take any action that would prevent the Merger from complying with the terms of Section 2.18 above.

Section 3.19. Affiliates. Except for the Members, directors and executive officers of CRAZYGRAZER, each of whom is listed in Section 3.19 of the CRAZYGRAZER Disclosure Schedule, there are no persons who, to the knowledge of CRAZYGRAZER, may be deemed to be affiliates of CRAZYGRAZER under Rule 1-02(b) of Regulation S-X of the SEC (the "CRAZYGRAZER Affiliates").

Section 3.20. Certain Business Practices. None of CRAZYGRAZER, any of its subsidiaries or any Members, directors, officers, agents or employees of CRAZYGRAZER or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

Section 3.21. Insider Interests. Except as set forth in Section 3.21 of the CRAZYGRAZER Disclosure Schedule, no member, officer or director of CRAZYGRAZER has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or CRAZYGRAZER Intellectual Property Rights, used in or pertaining to the business of CRAZYGRAZER or any subsidiary, except for the ordinary rights of a Member.

Section 3.22. Opinion of Financial Adviser. No advisers, as of the date hereof, have delivered to the CRAZYGRAZER Board a written opinion to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of CRAZYGRAZER Shares.

Section 3.23. Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CRAZYGRAZER.

Section 3.24. Disclosure. No representation or warranty of CRAZYGRAZER in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to LRMK pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

Section 3.25. No Existing Discussions. As of the date hereof, CRAZYGRAZER is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 5.4).

Section 3.26. Material Contracts.

(a) CRAZYGRAZER has delivered or otherwise made available to LRMK true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which CRAZYGRAZER is a party affecting the obligations of any party thereunder) to which CRAZYGRAZER or any of its subsidiaries is a party or by which any of their properties or assets are bound that are, material to the business, properties or assets of CRAZYGRAZER and its subsidiaries taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of CRAZYGRAZER and its subsidiaries taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which CRAZYGRAZER is a party involving employees of CRAZYGRAZER); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise. (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.2 hereof, the "CRAZYGRAZER Contracts"). Neither CRAZYGRAZER nor any of its subsidiaries is a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

(b) Each of the CRAZYGRAZER Contracts is valid and enforceable in accordance with its terms, and there is no default under any CRAZYGRAZER Contract so listed either by CRAZYGRAZER or, to the knowledge of CRAZYGRAZER, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by CRAZYGRAZER or, to the knowledge of CRAZYGRAZER, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on CRAZYGRAZER.

(c) No party to any such CRAZYGRAZER Contract has given notice to CRAZYGRAZER of or made a claim against CRAZYGRAZER with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on CRAZYGRAZER.

ARTICLE 4

Covenants

Section 4.1. Conduct of Business of LRMK. Except as contemplated by this Agreement or as described in Section 4.1 of the LRMK Disclosure Schedule, during the period from the date hereof to the Effective Time, LRMK will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the LRMK Disclosure Schedule, prior to the Effective Time, LRMK will not, without the prior written consent of CRAZYGRAZER:

(a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

(b) amend the terms of any stock of any class or any other securities (except bank loans) or equity equivalents.

(c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of LRMK (other than the Merger);

(e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person. (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of LRMK; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

(f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent LRMK from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2004 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2004 in amounts previously disclosed to CRAZYGRAZER (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to LRMK);

(g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business);

(h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(i) revalue in any material respect any of its assets including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

(j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to LRMK; (iii) authorize any new capital expenditure or expenditures which, individually is in excess of $10,000 or, in the aggregate, are in excess of $50,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

(k) make any tax election or settle or compromise any income tax liability material to LRMK;

(l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on LRMK;

(m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or in the ordinary course of business; or

(n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(m) or any action which would make any of the representations or warranties of contained in this Agreement untrue or incorrect.

Section 4.2. Conduct of Business of CRAZYGRAZER. Except as contemplated by this Agreement or as described in Section 4.2 of the CRAZYGRAZER Disclosure Schedule during the period from the date hereof to the Effective Time, CRAZYGRAZER will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.2 of the CRAZYGRAZER Disclosure Schedule, prior to the Effective Time, CRAZYGRAZER will not, without the prior written consent of:

(a) amend its Articles of Organization or Operating Agreement (or other similar governing instrument);

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any membership interests or any other securities (except bank loans) or equity equivalents;

(c) split, combine or reclassify any of its membership interests, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its membership interests, make any other actual, constructive or deemed distribution in respect of its membership interests or otherwise make any payments to Members in their capacity as such, or redeem or otherwise acquire any of its securities;

(d) adopt a plan of complete or partial liquidation, dissolution, merger consolidation, restructuring, re-capitalization or other reorganization of CRAZYGRAZER (other than the Merger);

(e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business. (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of CRAZYGRAZER or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

(f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent CRAZYGRAZER or its subsidiaries from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2004 in the ordinary course of yearend compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2004 in amounts previously disclosed to (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to CRAZYGRAZER);

(g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions other than in the ordinary course of business;

(h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory of writing-off notes or accounts receivable other than in the ordinary course of business;

(j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to CRAZYGRAZER; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $500,000: provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

(k) make any tax election or settle or compromise any income tax liability material to CRAZYGRAZER and its subsidiaries taken as a whole;

(l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on CRAZYGRAZER;

(m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or except in the ordinary course of business; or

(n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(m) or any action which would make any of the representations or warranties of the CRAZYGRAZER contained in this Agreement untrue or incorrect.

Section 4.3. Preparation of 8-K. CRAZYGRAZER and LRMK shall promptly prepare and file with the SEC a Current Report on Form 8-K within fifteen (15) days of the Effective Time of this Agreement disclosing the Merger, if required by counsel.

Section 4.4. Other Potential Acquirers.

(a) CRAZYGRAZER, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Third Party Acquisition.

Section 4.5. Meetings of Stockholders. Each of CRAZYGRAZER and MERGER SUB shall take all action necessary, in accordance with the respective General Corporation Law of its respective state, and its respective articles of incorporation and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders/members, or receive a written majority consent of its respective stockholders/members, as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder/member votes required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the NGCL and its charter and bylaws, in the case of MERGER SUB and the General Corporation Law of its respective state, and its charter and Operating Agreement, in the case of CRAZYGRAZER. MERGER SUB and CRAZYGRAZER will, through their respective Boards of Directors or Managing Member, recommend to their respective stockholders/members approval of such matters

Section 4.6. OTC:BB Listing. The parties shall use all reasonable efforts to cause the LRMK Shares, subject to Rule 144, to be traded on the Over-the-Counter Bulletin Board (OTC:BB).

Section 4.7. Access to Information.

(a) Between the date hereof and the Effective Time, LRMK will give CRAZYGRAZER and its authorized representatives, and CRAZYGRAZER will give LRMK and its authorized representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of itself and its subsidiaries, will permit the other party to make such inspections as such party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

(b) Between the date hereof and the Effective Time, LRMK shall furnish to CRAZYGRAZER, and CRAZYGRAZER will furnish to LRMK, within 25 business days after the end of each quarter, quarterly statements prepared by such party (in conformity with its past practices) as of the last day of the period then ended.

(c) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

Section 4.8. Additional Agreements, Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation and filing of the 8-K, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Merger and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, CRAZYGRAZER, MERGER SUB and LRMK agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the CRAZYGRAZER and MERGER SUB member/stockholder votes with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

Section 4.9. Employee Benefits; Stock Option and Employee Purchase Plans. It is the parties' present intent to provide after the Effective Time to employees of CRAZYGRAZER employee benefit plans (other than stock option or other plans involving the potential issuance of securities of LRMK) which, in the aggregate, are not less favorable than those currently provided by CRAZYGRAZER. Notwithstanding the foregoing, nothing contained herein shall be construed as requiring the parties to continue any specific employee benefit plans.

Section 4.10. Public Announcements. CRAZYGRAZER, and LRMK will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any quotation requirements with the NASD Over-the-Counter Bulletin Board (OTC:BB) as determined by CRAZYGRAZER or LRMK.

Section 4.11. Indemnification.

(a) To the extent, if any, not provided by an existing right under one of the parties' directors and officers liability insurance policies, from and after the Effective Time, LRMK and MERGER SUB shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the parties hereto or any subsidiary thereof (each an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time) that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss expense, claim, damage or liability (whether or not arising before the Effective Time), (i) LRMK shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to LRMK, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the NGCL or its certificate of incorporation or bylaws, (ii) LRMK will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the NGCL and LRMK's certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to LRMK and the Indemnified Party; provided, however, that LRMK shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, conflict on any significant issue between positions of any two or more Indemnified Parties.

(b) In the event LRMK or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity or such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of LRMK shall assume the obligations set forth in this Section 4.11.

(c) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of LRMK and CRAZYGRAZER and their subsidiaries with respect to their activities as such prior to the Effective Time, as provided in LRMK's and CRAZYGRAZER's certificate of incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

(d) The provisions of this Section 4.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

Section 4.12. Notification of Certain Matters. The parties hereto shall give prompt notice to the other parties, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any material adverse change in their respective financial condition, properties, businesses, results of operations or prospects taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 4.12 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE 5

Conditions to Consummation of the Merger

Section 5.1. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) this Agreement shall have been approved and adopted by the requisite vote of the stockholder of MERGER SUB and Member of CRAZYGRAZER;

(b) this Agreement shall have been approved and adopted by the Board of Directors of LRMK and MERGER SUB, and the Managing Member of CRAZYGRAZER;

(c) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

(d) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

Section 5.2. Conditions to the Obligations of LRMK and MERGER SUB. The obligation of LRMK and MERGER SUB to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) the representations of CRAZYGRAZER contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on CRAZYGRAZER) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing CRAZYGRAZER shall have delivered to LRMK a certificate to that effect;

(b) each of the covenants and obligations of CRAZYGRAZER to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing CRAZYGRAZER shall have delivered to LRMK a certificate to that effect;

(c) CRAZYGRAZER shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the Merger as relates to any obligation, right or interest of CRAZYGRAZER under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of LRMK, individually or in the aggregate, have a Material Adverse Effect on CRAZYGRAZER;

(d) CRAZYGRAZER shall have received and delivered to LRMK, its audited financial statements from inception, prepared in accordance with GAAP.

(e) there shall have been no events, changes or effects with respect to CRAZYGRAZER or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on CRAZYGRAZER.

Section 5.3. Conditions to the Obligations of CRAZYGRAZER. The respective obligations of CRAZYGRAZER to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) the representations of LRMK and MERGER SUB contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on LRMK) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing LRMK shall have delivered to CRAZYGRAZER a certificate to that effect;

(b) each of the covenants and obligations of LRMK to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing LRMK shall have delivered to CRAZYGRAZER a certificate to that effect;

(c) there shall have been no events, changes or effects with respect to LRMK having or which could reasonably be expected to have a Material Adverse Effect on LRMK; and

(d) the rights, preferences and conversion terms of the LRMK Series A Preferred Stock shall be set forth in a Certificate of Designation and filed by LRMK with the Delaware Secretary of State prior to Closing of the Merger.

ARTICLE 6

Termination; Amendment; Waiver

Section 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by MERGER SUB's or CRAZYGRAZER's stockholders:

(a) by mutual written consent of LRMK and CRAZYGRAZER;

(b) by CRAZYGRAZER or LRMK if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by April 30, 2004; provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

(c) by LRMK if (i) there shall have been a breach of any representation or warranty on the part of CRAZYGRAZER set forth in this Agreement, or if any representation or warranty of CRAZYGRAZER shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by April 30, 2004 (or as otherwise extended), (ii) there shall have been a breach by CRAZYGRAZER of any of their respective covenants or agreements hereunder having a Material Adverse Effect on CRAZYGRAZER or materially adversely affecting (or materially delaying) the consummation of the Merger, and CRAZYGRAZER, as the case may be, has not cured such breach within 20 business days after notice by LRMK thereof, provided that LRMK has not breached any of its obligations hereunder, (iii) MERGER SUB shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders; or (iv) LRMK shall have convened a meeting of its Board of Directors to vote upon the Merger and shall have failed to obtain the requisite vote;

(d) by CRAZYGRAZER if (i) there shall have been a breach of any representation or warranty on the part of LRMK or MERGER SUB set forth in this Agreement, or if any representation or warranty of LRMK or MERGER SUB shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by April 30, 2004 (or as otherwise extended), (ii) there shall have been a breach by LRMK or MERGER SUB of its covenants or agreements hereunder having a Material Adverse Effect on LRMK or materially adversely affecting (or materially delaying) the consummation of the Merger, and LRMK, as the case may be, has not cured such breach within twenty business days after notice by CRAZYGRAZER thereof, provided that CRAZYGRAZER has not breached any of its obligations hereunder, (iii) the LRMK Board shall have recommended to MERGER SUB's stockholders a Superior Proposal, (iv) the LRMK Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger or shall have failed to call, give notice of, convene or hold a stockholders' meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, (v) CRAZYGRAZER shall have convened a meeting of its members to vote upon the Merger and shall have failed to obtain the requisite vote of its members or (vi) MERGER SUB shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders.

Section 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 6.2 and Sections 4.7(c) and 6.3 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

Section 6.3. Fees and Expenses. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 6.4. Amendment. This Agreement may be amended by action taken by LRMK, MERGER SUB and CRAZYGRAZER at any time before or after approval of the Merger by the stockholders of MERGER SUB and members of CRAZYGRAZER (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such stockholders/members under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

Section 6.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 7

Miscellaneous

Section 7.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

Section 7.2. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

Section 7.3. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

Section 7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

If to CRAZYGRAZER:

Crazy Grazer, LLC

6600 Amelia Earhart Ct.

Las Vegas, Nevada 89119

if to LRMK or MERGER SUB:

Left Right Marketing Technology, Inc.

6600 Amelia Earhart Ct.

Las Vegas, Nevada 89119

with a copy to:

Stoecklein Law Group

Donald J. Stoecklein, Esq.

Suite 400

402 West Broadway

San Diego, California 92101

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the principles of conflicts of law thereof.

Section 7.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 4.9 and 4.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.8. Certain Definitions. For the purposes of this Agreement, the term:

(a) "affiliate" means (except as otherwise provided in Sections 2.19, 3.19 and 4.13) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b) "business day" means any day other than a day on which Nasdaq is closed;

(c) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

(d) "knowledge'' or "known'' means, with respect to any matter in question, if an executive officer of LRMK or CRAZYGRAZER or its subsidiaries, as the case may be, has actual knowledge of such matter;

(e) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

(f) "subsidiary" or "subsidiaries" of LRMK, CRAZYGRAZER or any other person, means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which LRMK, CRAZYGRAZER or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

Section 7.9. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of LRMK, CRAZYGRAZER or any officer, director, employee, agent, representative or investor of any party hereto.

Section 7.10. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that, if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Sections 6.3(a), (b) or (c), it shall not be entitled to specific performance to compel the consummation of the Merger.

Section 7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[SIGNATURE PAGE TO FOLLOW]

In Witness Whereof, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

CRAZYGRAZER:

Crazy Grazer, LLC

a Nevada limited liability company

By:/s/ Richard Michael "Mick" Hall

Richard Michael "Mick" Hall

Managing Member

LRMK:

LEFT RIGHT MARKETING TECHNOLOGY, INC.

a Delaware corporation

By:/s/ Mark Newburg

Mark Newburg

Chief Operating Officer

MERGER SUB:

Left Right Marketing & Technology, Inc.

a Nevada corporation

By:/s/ Mark Newburg

Mark Newburg

President

LRMK DISCLOSURE SCHEDULE

Schedule 2.1 Organization	See Amended Articles/Bylaws/Minutes

Schedule 2.2(c) Subsidiary	Global Gaming International - 100% owned

Schedule 2.6 Consents & Approvals	None Required

Schedule 2.7 No Default	Not Applicable

Schedule 2.8 No Undisclosed Liability	None Exist

Schedule 2.9 Litigation	None Exist

Schedule 2.10 Compliance with Applicable Law	Not Applicable - fully disclosed in 10-KSB

Schedule 2.11 Employee Benefit Plans	Section 2.11(a) Not Applicable - None Exist

Section 2.11(b) No Benefit Plan Exist

Section 2.11( c)No Options Exist

Section 2.11(d) No Agreements Exist

Schedule 2.12 Environmental Laws and Regs	Not Applicable

Schedule 2.13 Tax Matters	None Exist

Schedule 2.14 Title to Property	None Exist

Schedule 2.15 Intellectual Property	None Exist

Schedule 2.16 Insurance	None Exist

Schedule 2.17 Vote Required	See MERGER SUB Stockholder Meeting Certificate

Schedule 2.18 Tax Treatment	Not Applicable

Schedule 2.19 Affiliates	Richard M. "Mick" Hall
Heather Hall
Mark Newburg
Eugene "Rock" Newman
Arnoldo "Arnie" Galassi

Schedule 2.20 Certain Business Practices	None Exist

Schedule 2.21 Insider Interest	None Exist

Schedule 2.22 Opinion of Financial Adviser	Waived - None Exist

Schedule 2.23 Broker	None Exist

Schedule 4.1 Conduct of Business	See Amended & Restated Articles

CRAZYGRAZER DISCLOSURE SCHEDULE

Schedule 3.2(b) Subsidiary Stock	None Exist

Schedule 3.6 Consents & Approvals	None Required

Schedule 3.7 No Default	Not Applicable

Schedule 3.8 No Undisclosed Liability	None Exist

Schedule 3.9 Litigation None Exist

Schedule 3.10 Compliance with Applicable Law	Not Applicable

Schedule 3.11 Employee Benefit Plans	Section 3.11(d) No Agreements Exist

Schedule 3.12 Environmental Laws and Regs	Not Applicable

Schedule 3.13 Tax Matters	None Exist

Schedule 3.14 Title to Property	None Exist

Schedule 3.15(b) Intellectual Property	None Exist

Schedule 3.16 Insurance	None Exist

Schedule 3.17 Vote Required	See Stockholder Meeting Certificate

Schedule 3.18 Tax Treatment	Not Applicable

Schedule 3.19 Affiliates	Richard M. "Mick" Hall
Eugene "Rock" Newman

Schedule 3.20 Certain Business Practices	None Exist

Schedule 3.21 Insider Interest	None Exist

Schedule 3.22 Opinion of Financial Adviser	Waived - None Exist

Schedule 2.23 Broker	None Exist

Schedule 4.2 Conduct of Business	See Amended & Restated Articles